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Exhibit 23.7

CONSENT OF PURVIN & GERTZ, INC.

        We hereby consent to the use of our name in the Registration Statement on Form S-1 (File No. 333-172007) of Thermon Group Holdings, Inc. for the registration of shares of its common stock, and any related preliminary prospectuses and prospectuses and any further amendments or supplements thereto (collectively, the "Registration Statement") and to all references to us, our report concerning the global heat tracing market and the data in that report appearing in the Registration Statement.

Date: March 10, 2011

Purvin & Gertz, Inc.

By:	/s/ ROBERT O. VERMETTE
Name:	Robert O. Vermette
Title:	Managing Consultant

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  Exhibit 23.7
CONSENT OF PURVIN & GERTZ, INC.